              BlackRock Municipal Income Investment Quality Trust
                              File No. 811-21180
Item No. 77Q1(d) (Copies of All Constituent Instruments Referred to in Sub-Item
                              77I) -- Attachment

A copy of an amendment to the Statement of Preferences of Variable Rate Muni Term Preferred Shares is attached under Sub-Item 77Q1(a).